EXHIBIT 23.2


                                                  [Drew Field,, P.L. LETTERHEAD]

                                                               December 18, 1997
                                                              Board of Directors
                                         Success Development International, Inc.
                                                     9799 Old St. Augustine Road
                                                     Jacksonville, Florida 32257

                                                                 Dear Directors:

You have requested my opinion as to the legality of the securities being registered by Success Development International, Inc. (the Company) under the Securities Act of 1933, as amended (the Act), by filing a registration statement on Form SB-2, relating to the offering of up to 500,000 shares of its common stock a (the Shares) as described in the registration statement.

In connection with your request for my opinion, you have provided me and I have reviewed the Company's Articles of Incorporation, as amended, bylaws, resolutions of the Board of Directors of the Company concerning the offering, the registration statement and such other corporate documents as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that, when the registration statement shall have become effective under the Act, and when the payment of the consideration therefor, the Shares will, when sold, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the registration statement.

                                                               Very truly yours,

                                                                              By
                                                                      DREW FIELD